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Elgin, Illinois
October 28, 2005
Company Press Release


EFC BANCORP, INC. ANNOUNCES THIRD QUARTER 2005 RESULTS, INCLUDING
$3.7 MILLION IN MERGER RELATED EXPENSES

      Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX:
EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income/(loss) for the Company for the three and nine months ended September 30, 2005 of ($1.0 million) and $2.1 million, respectively, compared to $1.2 million and $4.7 million for the comparable prior year periods. For the three months ended September 30, 2005, basic and diluted earnings per share decreased 182.1% and 181.5% to ($0.23) and ($0.22), respectively from $0.28 and $0.27 for the comparable prior year periods. In addition, for the nine months ended September 30, 2005, basic and diluted earnings per share decreased 56.4% and 55.8% to $0.48 and $0.46, respectively from $1.10 and $1.04 for the comparable prior year periods. For the three and nine months ended September 30, 2005, merger related expenses totaled $3.7 million pre-tax. These costs consist of various expenses associated with the previously announced merger with MAF Bancorp, Inc. and are discussed further below.

      Total assets at September 30, 2005 were $1.047 billion, which represents an increase of $43.5 million, or 4.3%, compared to $1.004 billion at December 31, 2004. The increase in total assets was primarily the result of an increase in net loans receivable of $27.9 million, or 3.5%, to $835.7 million at September 30, 2005 from $807.8 million at December 31, 2004. This increase was the result of increases of $23.1 million in one-to-four family loans, $16.4 million in construction and land loans, and $3.7 million in home equity loans, the effect of which was partially offset by a $7.1 million decrease in commercial business loans and a $9.5 million decrease in commercial real estate loans. In addition, investment securities increased $3.0 million, or 3.2%, to $95.8 million at September 30, 2005 from $92.8 million at December 31, 2004, and cash and cash equivalents increased $12.8 million, or 41.4%, to $43.7 million at September 30, 2005 from $30.9 million at December 31, 2004. These increases were partially offset by a decrease in real estate held for development of $1.5 million at December 31, 2004 to zero at September 30, 2005. The loan growth was funded by increases in deposits. Deposits increased $53.8 million, or 8.0%, to $724.8 million at September 30, 2005 from $671.0 million at December 31, 2004. Borrowed money, representing FHLB advances, decreased $18.0 million to $219.0 million at September 30, 2005 from $237.0 million at December 31, 2004.


      Stockholders' equity increased $2.0 million to $87.5 million at September 30, 2005 from $85.5 million at December 31, 2004. The increase in stockholders' equity was primarily the result of an increase in treasury stock of $1.0 million, which was related to the exercise of approximately 96,000 stock options, and the Company's net income for the nine months ended September 30, 2005, which was partially offset by dividends paid of $2.2 million and a decrease of $280,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of September 30, 2005, there were 4,838,372 shares of common stock outstanding, resulting in a book value of $18.08 per share.


      Net interest income before provision for loan losses increased by $691,000 or 11.8%, to $6.5 million for the three months ended September 30, 2005 and $1.7 million, or 9.3% to $19.4 million for the nine months ended September 30, 2005 as compared to

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the respective prior year periods. These increases are due to increases in the average interest-earning assets of $57.7 million or 6.2% and $78.8 million or 8.8% for the three and nine months ended September 30, 2005 as compared to the prior year periods. In addition, the average yield on interest-earning assets increased 40 basis points to 5.57% and 25 basis points to 5.47% for the three and nine months ended September 30, 2005, respectively from 5.17% and 5.22% for the comparable prior year periods. The increases in average yield on interest earning assets are due to the overall increasing interest rate environment. Average interest-bearing liabilities increased $50.4 million or 6.0% and $73.5 million or 9.1% for the three and nine months ended September 30, 2005, respectively as compared to the prior year periods. The average cost of interest-bearing liabilities increased 31 basis points to 3.15% for the three months ended September 30, 2005 from 2.84% for the three months ended September 30, 2004 and 23 basis points to 3.01% for the nine months ended September 30, 2005 from 2.78% for the nine months ended September 30, 2004. The increase in cost of interest-bearing liabilities during 2005 was due to rising short-term rates during the last half of 2004 and early 2005. Interest rate spread increased 9 basis points to 2.42% for the three months ended September 30, 2005 from 2.33% for the three months ended September 30, 2004 and increased 2 basis points to 2.46% for the nine months ended September 30, 2005 from 2.44% for the nine months ended September 30, 2004. In addition, net interest margin increased 12 basis points to 2.72% for the three months ended September 30, 2005 from 2.60% for the three months ended September 30, 2004 and increased 3 basis points to 2.74% for the nine months ended September 30, 2005 from 2.71% for the nine months ended September 30, 2004. While the net interest margin has expanded in the three and nine month periods ended September 30, 2005 as compared to the prior year periods, management continues to monitor the net interest margin. The average yields, costs and spreads are reported on a tax equivalent basis.

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      The provision for loan losses increased $15,000 to $225,000 for the three months ended September 30, 2005 and $120,000 to $670,000 for the nine months ended September 30, 2005, as compared to the prior year periods. The increase in the provision for loan losses is primarily due to an increase in non single-family loans and the inherent risk in the commercial loan portfolio. The average balance of these other loans increased $60.4 million and $76.7 million to $272.1 million and $261.3 million for the three and nine months ended September 30, 2005, respectively compared to the prior year periods.

      Noninterest income increased $118,000, or 9.2%, to $1.4 million for the three months ended September 30, 2005 from the prior year period. The increase is primarily due to increases of $175,000 in service fees and $61,000 in gain on sale of loans. The increases were partially offset by decreases of $60,000 in revenues generated by Computer Dynamics Group, Inc. ("CDGI") and $63,000 in insurance and brokerage fees. The decrease in income generated by CDGI is largely due to a decrease in sales due to a weaker demand for CDGI's services. In addition, noninterest income increased $27,000, or 1.0% to $4.4 million for the nine months ended September 30, 2005 from the prior year period. The increase is primarily due to an increase of $468,000 in service fees, which was partially offset by decreases of $106,000 in gain on sale of loans, $92,000 in gain on sale of property, $112,000 in revenues generated by CDGI and $40,000 in gain on sale of securities. The increase in service fees is primarily due to the growth in deposit accounts.

      Noninterest expense increased by $4.0 million, or 74.8%, to $9.3 million for the three months ended September 30, 2005 over the comparable period in 2004. This increase is primarily due to $3.7 million of merger related expenses incurred in connection with the Company's previously announced intention to merge with MAF Bancorp, Inc. These expenses consist of legal, investment banking and other

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payments. These other payments, recorded as compensation expense, are required to be made under certain agreements with directors and officers of the Company. These agreements require payments totaling $6.7 million to be made to the directors and officers provided they remain with the Company through the effective time of the merger (which is expected to be on or around January 6, 2006) and are not contingent upon the consummation of the merger. The expense recognized in the third quarter was $3.3 million representing the portion of these payments earned during the quarter. The remaining expense of $3.4 million will be recognized in the fourth quarter. In addition, there were increases of $520,000 in compensation and benefits, $56,000 in checking account expenses, $34,000 in data processing and $62,000 impairment charge related to an intangible asset recorded by CDGI. These increases were offset by decreases of $74,000 in advertising and $366,000 in other expenses. Included in other expenses are items related to a one-time non-recurring charge in the Company's wholly-owned subsidiary CDGI, which totaled $424,000 for the three months ended September 30, 2004. Noninterest expense increased $5.2 million, or 34.3%, to $20.2 million for the nine months ended September 30, 2005 over the comparable period in 2004. This increase is primarily due to the $3.7 million in merger related expenses as mentioned above. In addition, there were increases of $1.4 million in compensation and benefits, $137,000 in office building operations resulting from the costs related to a new branch office placed in service in September 2004, $35,000 in data processing, $81,000 in checking account expenses and a $62,000 impairment charge discussed above in addition to the regular amortization of $37,000. These increases were partially offset by decreases of $118,000 in advertising expenses and $174,000 in other expenses. The decrease in other expenses consists of a one-time non-recurring charge of $424,000 related to CDGI experienced in the nine months ended September 30, 2004 offset partially by an increase of $122,000 in professional audit and outsourced internal audit fees. The increase in these audit fees is directly related to the Company's intended

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compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ending December 31, 2005. The increase in compensation and benefits is primarily due to a combination of annual salary increases and the addition of staff. The additional staff is related to the new branch office opened in 2004 and the expansion of the commercial loan department.


      On June 30, 2005, it was announced that MAF Bancorp, Inc. ("MAF") agreed to acquire the Company in a cash and stock transaction valued at approximately $177.5 million. The transaction is subject to customary closing conditions, regulatory approvals and the approval of the Company's stockholders. The companies currently expect the transaction to close in January 2006. In connection with the merger, the Company's subsidiary EFS Bank, will be merged with Mid America Bank, a wholly-owned subsidiary of MAF.

      On September 21, 2005, the Company announced a quarterly dividend $0.1625. Payment of the cash dividend was made on October 11, 2005 to shareholders of record on September 30, 2005.

      On October 27, 2005 the Company's stock price closed at $33.08 per share on the American Stock Exchange. The Company's dividend yield totaled 1.96%.

      EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $1.0 billion in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains nine full service offices in Elgin and surrounding communities.

      For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.
                  ------------------     ---------------

      EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

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      Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NOTE: The following notice is included to meet certain legal requirements.

      MAF Bancorp, Inc. will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the Securities and Exchange Commission. EFC BANCORP, INC. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MAF BANCORP, INC. AND EFC BANCORP, INC., AND THE PROPOSED TRANSACTION. When available, copies of this proxy statement/prospectus will be mailed to EFC Bancorp, Inc. shareholders, and it and other documents filed by MAF Bancorp, Inc. or EFC Bancorp, Inc. with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF Bancorp, Inc. at 55th
   ------------------
Street & Holmes Avenue, Clarendon Hills, IL 60514 or EFC Bancorp, Inc. at 1695 Larkin Avenue, Elgin, IL 60123.

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      EFC Bancorp, Inc. and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed merger. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of EFC Bancorp, Inc.'s stockholders in connection with the proposed merger is set forth in EFC Bancorp, Inc.'s proxy statement filed with the SEC on March 17, 2005 relating to its annual meeting of stockholders held April 19, 2005. Additional information will be set forth in the proxy statement/prospectus when it is filed with the SEC.


    PRESS RELEASE DATA
    EFC BANCORP, INC.
    AND SUBSIDIARIES

    Selected consolidated financial data,
     operating data and selected ratios (Unaudited)


                             September 30,  June 30,   March 31,  December 31,
                                  2005        2005       2005        2004
    Selected Consolidated
     Financial Data (In
     Thousands):
      Total assets            $1,047,459  1,035,520   1,011,546  1,003,915
      Loans receivable, net      835,719    830,358     819,126    807,834
      Investment securities
       available-for-sale         95,811     96,604      99,483     92,847
      Mortgage-backed
       securities available-
       for-sale                    9,333     10,200      11,137      9,977
      Deposits                   724,826    712,809     689,587    671,036
      FHLB Advances              219,000    219,000     220,000    237,000
      Stockholders' equity        87,472     89,188      86,112     85,535
      Non-performing assets        3,343      2,869       2,938      2,930
      Non-performing loans         3,343      2,869       2,938      2,930
      Allowance for loan losses    5,055      4,881       4,716      4,496

    Selected Ratios:
      Total equity to total
       assets                       8.35%      8.61%       8.51%      8.52%
      Allowance for loan
       losses as a % of
       nonperforming loans        151.21%    170.13%     160.52%    153.45%
      Allowance for loan
       losses as a % of
       loans, net                   0.60%      0.59%       0.58%      0.56%
      Book value per share        $18.08      18.51       17.98      18.03
      Market value per share       33.30      33.99       25.55      26.05
      Dividends per share
       (for the quarter
        ended)                    0.1625     0.1625      0.1625     0.1625



                                 Three months ended      Nine months ended
    Selected Consolidated           September 30,          September 30,
     Operating Data               2005        2004        2005       2004
      (In Thousands, except
         per share data):
      Interest income            $13,571     11,838      39,255     34,518
      Interest expense             7,046      6,004      19,890     16,803
        Net interest income
         before provision for
         loan losses               6,525      5,834      19,365     17,715
      Provision for loan
       losses                        225        210         670        550
        Net interest income
         after provision for
         loan losses               6,300      5,624      18,695     17,165
      Noninterest income           1,408      1,290       4,395      4,367
      Noninterest expense          9,326      5,345      20,240     15,073
        Income (loss) before
         income tax expense       (1,618)     1,569       2,850      6,459
      Income tax expense
       (benefit)                    (584)       351         700      1,728
        Net income (loss)        $(1,034)     1,218       2,150      4,731


      Earnings (loss) per
       share - basic              $(0.23)      0.28        0.48       1.10
      Earnings (loss) per
       share - diluted             (0.22)      0.27        0.46       1.04

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                                  Three months ended      Nine months ended
                                     September 30,          September 30,
                                    2005       2004        2005       2004
    Selected Ratios:
      Return on average
       assets (1)                  (0.39%)     0.49%       0.28%      0.67%
      Return on average
       equity (1)                  (4.64%)     5.99%       3.27%      7.81%
      Noninterest expense to
       average total assets (1)     3.53%      2.16%       2.61%      2.12%
      Efficiency ratio (3)         117.5%      74.9%       85.2%      68.3%

      Tax equivalent net
       interest margin:
      Interest income as
       stated                    $13,571     11,838     $39,255     34,518
      Add: Tax equivalent
            adjustment -
            investments (2)          195        210         621        411
           Tax equivalent
            adjustment -
            loans (2)                  7          1          10          2
      Tax equivalent interest
       income                    $13,773     12,049     $39,886     34,931

      Net interest margin
       without tax adjustment (1)   2.64%      2.51%       2.66%      2.65%
      Net interest margin -
       tax equivalent (1)(2)        2.72%      2.60%       2.74%      2.71%
      Yield on interest-
       earning assets without
       tax adjustment (1)           5.49%      5.08%       5.39%      5.16%
      Yield on interest-
       earning assets  - tax
       equivalent (1)(2)            5.57%      5.17%       5.47%      5.22%
      Yield on interest-
       bearing liabilities (1)      3.15%      2.84%       3.01%      2.78%
      Interest rate spread
       without tax adjustment (1)   2.34%      2.24%       2.38%      2.38%
      Interest rate spread  -
       tax equivalent (1)(2)        2.42%      2.33%       2.46%      2.44%


    Selected Consolidated
     Average Balance Data (In
     Thousands):
                                 Three months ended      Nine months ended
                                    September 30,          September 30,
                                   2005       2004        2005       2004

      Total assets            $1,055,462    989,629  $1,035,755    947,572
      Mortgage receivable,
       net                       559,824    579,520     564,422    571,123
      Other loans, net           272,078    211,637     261,264    184,574
      Total deposits             676,226    619,540     654,383    596,425
      Borrowings                 219,000    225,333     225,444    209,900
      Stockholders' equity        89,103     81,330      87,666     80,724

      (1)  Annualized.
      (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
      (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision of loan losses and noninterest income.